            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated October 21, 2009 on the financial statements of the RiverSource Minnesota Tax-Exempt Fund and RiverSource New York Tax-Exempt Fund of the RiverSource Special Tax-Exempt Series Trust included in the Annual Reports for the period ended August 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 47 to the Registration Statement (Form N-1A, No. 33-5102) of the RiverSource Special Tax-Exempt Series Trust.


                                        Ernst & Young LLP

Minneapolis, Minnesota
October 27, 2009